Exhibit No. 15

August 6, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 6, 2010 on our review of interim financial information of Cell Therapeutics, Inc. for the six month period ended June 30, 2010 included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 is incorporated by reference in the Registration Statements of Cell Therapeutics, Inc. on Forms S-3 (File Nos. 333-130411, 333-131533, 333-130004, 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926, 333-112681, 333-138170, 333-134126, 333-14352, 333-149980, 333-149981, 333-149982, 333-152170, 333-152171, 333-152172, 333-160969, 333-158272, 333-157376, and 333-153358) and on Form S-8 (File No. 333-65200, 333-58957, 333-35919, 333-97015, 333-106568, 333-106571, 333-112791, 333-118016, 333-146624, 333-152168, 333-158260 and 333-162955).

Yours very truly,

/s/ Stonefield Josephson, Inc.